Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated August 16, 2007, accompanying the consolidated financial statements of Orion Energy Systems, Inc. and Subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Milwaukee, Wisconsin
August 17, 2007